Exhibit 10.1(a)

SIXTH AMENDMENT TO LEASE

        THIS AGREEMENT, made and entered into this 14th day of March, 1995 by and between Newmarket Partners III, Limited, a Georgia Limited Partnership, whose general partners are Laing Properties, Inc. and Laing Management Company (hereinafter called "Landlord") and Cryolife, Inc., a Florida corporation (hereinafter called "Tenant").

WITNESSETH THAT:

        WHEREAS, Landlord and Tenant entered into a certain Lease Agreement dated February 13, 1986, as amended April 7, 1986, May 15, 1987, June 22, 1988, April 4, 1989, and October 15, 1990 (collectively hereinafter "Lease") for Suites 122, 130, 140, 142, 144 (hereinafter "Premises") at 2211 Newmarket Parkway, Building 8, Marietta, Georgia 30067.

        WHEREAS, Landlord and Tenant desire to amend the Lease in order to modify some of the terms and conditions of the Lease;

        NOW, THEREFORE in consideration of the mutual agreements of the undersigned and other good valuable consideration, this Lease is hereby amended, effective July 1, 1996 as follows:

38.
BROKER DISCLOSURE

  Pursuant to Georgia Real Estate Commission Regulation 520-1-08, Laing Marketing Company makes the following disclosures concerning this Lease transaction:

    a)
    In this transaction, Laing Marketing Company represents Landlord and not Tenant.

    b)
    In this transaction, Richard Bowers and Company represents Tenant and not Landlord.

    c)
    In this transaction, both Laing Marketing Company and Richard Bowers and Company shall receive their compensation from Landlord exclusively.

  Both Tenant and Landlord acknowledge, agree with and consent to the representation and compensation disclosed above.

39.
Tenant will be subject to the provisions contained in Exhibit "K" entitled "Environmental Matters' attached hereto and by this reference made a part hereof.

40.
Paragraph 2 of the Lease, shall be amended to read:

  Landlord and Tenant agree to extend the Lease for five (5) months from July 1, 1996 to November 30, 1996.

41.
Landlord and Tenant agree that Tenant's rental schedule as stated in Paragraph 3 of the Lease shall be amended to read:

  From July 1, 1996 through November 30, 1996 @ $43,481.96 per month.

        Except as herein amended, all terms and conditions of the Lease shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereunto have executed this Sixth Amendment to Lease as of the day and year first above written.

[Signature blocks on next page]

Page 2 of Sixth Amendment to Lease by and between Newmarket Partners III, Limited, a Georgia Limited Partnership, whose general partners are Laing Properties, Inc. and Laing Management Company and Cryolife, Inc, a Florida corporation dated March 14, 1995.

Signed, sealed and delivered in the presence of:	LANDLORD: Newmarket Partners III, Limited, a Georgia Limited Partnership, whose general partners are Laing Properties, Inc. and Laing Management Company
BY: LAING PROPERTIES, INC. MANAGING GENERAL PARTNER
Witness	BY:
TITLE:
Notary Public	ATTEST:
TITLE:
(CORPORATE SEAL)
Signed, sealed and delivered in the presence of:	TENANT: Cryolife, Inc., a Florida corporation
Witness	BY:
TITLE:
Notary Public	ATTEST:
TITLE:
(CORPORATE SEAL)

Page 3 of Sixth Amendment to Lease by and between Newmarket Partners III, Limited, a Georgia Limited Partnership, whose general partners are Laing Properties, Inc. and Laing Management Company and Cryolife, Inc., a Florida corporation dated March 14, 1995.

EXHIBIT "K"

ENVIRONMENTAL MATTERS

A.
Tenant covenants that it will not cause or permit, knowingly or unknowingly, any Hazardous Wastes to be brought upon, disposed on or stored in or on the Premises or any Hazardous Material to be released in, on or about the Premises and that it will comply with any and all applicable laws, ordinances, rules, regulations and requirements respecting the presence, use or release of Hazardous Materials in, on or about the Premises.

B.
Tenant covenants that it will immediately notify Landlord, in writing, of any existing, pending or threatened (a) investigation, inquiry, claim or action by any governmental authority in connection with any Environmental Laws; (b) third party claims; (c) regulatory actions: and/or (d) contamination of the Premises.

C.
Tenant shall, at Tenant's expense, investigate, monitor, remediate, and/or clean up any Hazardous Material, Hazardous Waste, or other environmental condition on, about, or under the Premises required as a result of Tenant's use or occupancy of the Premises.

D.
Tenant covenants that it shall keep the Premises free of any lien imposed pursuant to any Environmental Laws

E.
Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, judgments, damages, penalties, fines, costs (including without limitation, attorney's fees and court costs), liabilities or losses (collectively, the "Tenant Indemnified Claims") resulting from (i) the presence of Hazardous Wastes in or about the Premises or the release of Hazardous Materials in, on or about the Premises on or after the date of this Lease, and (ii) any Hazardous Waste placed or any Hazardous Substances released elsewhere in Newmarket Business Park by Tenant, its agents, invitees, employees and contractors.

F.
The provisions of this Exhibit K shall survive the expiration or termination of this Lease.

G.
For purposes of this Lease, the term "Hazardous Waste" has the same meaning as the term is defined in the Resource Conservation and Response Act, as amended, 42 U.S.C. §6901 et. seq. ("RCRA").

H.
For the purposes of this Lease, the term "Hazardous Material", is defined to include those matters described in the Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. §6901 et. seq. ("CERCLA"). As used herein the term "Hazardous Materials" shall also mean (1) asbestos, or any substance containing asbestos; (2) polychlorinated biphenyls; (3) lead; (4) radon: (5) pesticides; (6) petroleum or any other substance containing hydrocarbons; (7) any substance which, when on the Premises, is prohibited by any Environmental Laws; and (8) any other substance, material or waste which, (i) by any Environmental Laws requires special handling or notification of any governmental authority in its collection, storage, treatment, or disposal or (ii) is defined or classified as hazardous, dangerous or toxic pursuant to any legal requirement.

I.
For purposes of this Lease, Environmental Laws shall mean: any and all federal, state and local laws, statutes, codes, ordinances, regulations, rules or other requirements relating to human health or safety or to the environment, including, but not limited to, those applicable to the storage, treatment, disposal, handling and release of any Hazardous Waste or Hazardous Materials, all as amended or modified from time to time.

IN WITNESS WHEREOF, the parties hereunto have executed this First Amendment to Lease as of the day and year first above written.

Signed, sealed and delivered in the presence of:	TENANT: Cryolife Inc.
Witness	By:
Title:
[Corporate Seal]
Notary Public	Attest:
Title:
Signed, sealed and delivered in the presence of:	LANDLORD: Newmarket Partners III, Laing Properties, Inc., General Partner
Witness	By:
Title:
[Corporate Seal]
Notary Public	Attest:
Title:

Exhibit "A-1"

[plat drawing]